Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Quarterly Dividend, Company Share Buyback Authorization and

Unique New Executive Compensation Program

•	Announces quarterly dividend of $0.03 per share
•	Announces $200 million share-repurchase authorization
•	AMC’s most senior officers voluntarily choose to take immediate salary and other compensation reductions in exchange for out-of-the-money share equivalent grant

LEAWOOD, KANSAS - (February 27, 2020) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), the largest theatrical exhibition company in the world, today announced that, in conjunction with an updated capital allocation strategy, its Board of Directors has authorized the taking of three major actions.

QUARTERLY DIVIDEND

The Company declared a dividend for the quarter ended December 31, 2019, of $0.03 per share on shares of Class A and Class B common stock.  The dividend is payable in cash on March 23, 2020, to shareholders of record on March 9, 2020. While the Company has ample cash and liquidity currently to pay a higher dividend for the just completed quarter, the Company believes that given recent trading ranges for AMC shares, it is wiser to return cash to shareholders in the form of share repurchases.

$200 MILLION COMPANY SHARE BUYBACK AUTHORIZATION

Concurrent with the decision to increase the proportion of capital allocated to share buybacks, the Board has authorized up to $200 million of Class A common stock repurchases over the next three years.

AMC is committed to a balanced capital allocation approach to achieve that highest long-term risk adjusted return for shareholders.  This includes investing in the business, reducing leverage, and returning cash to shareholders through either dividends or share buybacks.  After reviewing the company’s capital allocation strategy, the Board has determined that there is an opportunity to enhance shareholder returns by increasing the proportion of capital allocated to deleveraging and to share buybacks.  The dividend decrease of $0.17 per share compared to the fourth quarter of 2018, reduces the total dividend payout for the quarter by approximately $18.0 million, providing capital that can be deployed towards share purchases and the decrease of net debt.

Repurchases may be made at management’s discretion from time to time through open market transactions including block purchases, through privately negotiated transactions, or otherwise over the next three years in accordance with all applicable securities laws and regulations. The extent to which AMC repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including liquidity, capital needs of the business, market conditions, regulatory requirements and other corporate considerations, as determined by AMC’s management team. Repurchases may or may not be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the Company to repurchase any minimum dollar amount or number of shares and may be suspended for periods or discontinued at any time. The Company had approximately 52.5 million shares of Class A common stock outstanding as of February 21, 2020.

SENIOR OFFICERS TAKE IMMEDIATE PAY REDUCTIONS IN EXCHANGE FOR

OUT-OF-THE-MONEY SHARE EQUIVALENT GRANTS

Believing that AMC shares are significantly undervalued, all of the relevant senior officers of AMC have voluntarily signed on to a new compensation program dependent on a one-time share equivalent grant that is considerably out-of-the-money at present.

The current total target compensation of AMC’s participating senior officers will be immediately reduced by an amount equal to the sum of 15% of their cash salaries plus 15% of their target cash bonus opportunity. This compensation decrease will be split into thirds and applied evenly as reductions across each of three categories: one-third lowering combined cash salary & cash bonus, one-third lowering at-market restricted share equivalent grant amounts that time vest and one-third lowering at-market performance share equivalent grant amounts that vest based on performance. Importantly, these sacrifices in lowered cash salary and cash bonus, as well as in lowered restricted share equivalent grant and performance share equivalent grant levels, will continue at the new lower totals in each of the coming three years.

In exchange, the officers reducing their pay will receive now a one-time grant of AMC share equivalents that with certain exceptions has a 3-year time vesting provision and requires that the AMC share price rise materially in order for vesting to occur. This share equivalent grant is split into six equal tranches. Initial vesting will not occur until the AMC share price recovers on a 20-day VWAP basis to $12 per share, a 102% premium to yesterday’s market close. The second tranche will vest only when the AMC share price rises to $16, a 170% premium. The third tranche vests at $20, a 237% premium. The subsequent tranches vest at $24, $28 and $32, premiums of 305%, 372%, and 440% respectively.

All of the Company’s senior officers have signed on to this program, excepting only those who are expected to retire prior to the 3-year time vesting requirement. Twelve long-time existing senior officers, led by the Company’s CEO and President, are taking the aforementioned pay reductions. Two recent new-hire officers agreed to lower compensation than they were earning previously elsewhere in order to join AMC and to receive their out-of-the-money share equivalent grants. The recently announced out-of-the-money share equivalent grant of the Company’s new Chief Financial Officer will be homogenized with the various vesting requirements for all in the senior officer corps described herein.

While the total compensation reductions equal to 15% of cash salary and cash bonus as detailed here are envisioned to be in effect for each of calendar years 2020, 2021 and 2022, the Compensation Committee of the AMC Board of Directors will retain its complete flexibility to set future compensation levels for any individual AMC officer or officers as it sees fit at its sole discretion. More detail on this program will be contained in an 8-k filing by the Company.

Commenting on the out-of-the-money share equivalent grant program, AMC CEO and President Adam Aron said, “All the relevant senior officers of AMC have deep conviction about AMC’s future, and therefore each of us is putting our money where our mouth is. We are voluntarily and enthusiastically trading immediate reductions in current cash salary and cash bonus dollars along with reductions in current at-market share equivalent grants in exchange for AMC stock that will not vest until the AMC share price approximately doubles and triples or more. We have every confidence that will occur and will be doing all in our power to make that happen.”

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with more than 1,000 theatres and more than 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: the timing, price, or amount of repurchases, if any, under the Company’s share repurchase program; general volatility of the capital markets and the market price of the Company’s Class A common stock; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC Stubs A-List may not meet anticipated revenue projections which could negatively impact projected operating results; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union or widespread health emergencies, such as the novel coronavirus or other pandemics or epidemics; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; certain covenants in the agreements that govern AMC’s indebtedness may limit its ability to take advantage of certain business opportunities; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize interest expense deductions, interest deduction carry forwards and net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; our ability to recognize certain international deferred tax assets which do not have a valuation allowance recorded; review by antitrust authorities in connection with acquisition opportunities; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s reports on Forms 10-K and Form 10-Q filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

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